Exhibit 10.5
AMENDMENT 2009-1
to the
NORDSTROM 401(k) PLAN & PROFIT SHARING
(2008 Restatement)
The Nordstrom 401(k) Plan & Profit Sharing (the “Plan”) is hereby amended pursuant to Plan Section 13.1-2 to modify the provisions regarding Employer Matching Contributions. The provisions of this Amendment 2009-1 are effective immediately, except as otherwise provided herein.
i) Section 5.4 Employer Matching Contributions is replaced with the following:
   “5.4 Employer Matching Contributions.
     5.4-1 Description of Matching Contributions. The Company may contribute to the Plan a discretionary Matching Contribution as determined by resolution of the Board. The resolution shall set forth the amount of the Employer Matching Contribution expressed as a fixed dollar amount or expressed as a specified percentage of the amount of each Participant’s Elective Deferral Contributions for the Plan Year. Further, the resolution may limit the amount of a Participant’s Elective Deferral Contributions eligible for the Employer Matching Contribution, by limiting the Elective Deferral Contributions expressed as a fixed dollar amount or as a percentage of the Participant’s Compensation. Only Elective Deferral Contributions that remain in the Plan through the Anniversary Date shall be eligible to be matched by Employer Matching Contributions. Catch-up Contributions are not eligible for Employer Matching Contributions under any circumstances.
     5.4-2 Requirements For Match. A Participant may receive an Employer Matching Contribution only if such Participant completes at least one Year of Service and also either (i) is employed on the Anniversary Date, or (ii) has severed employment during the Plan Year due to death, Disability or Retirement and qualifies under 5.4-3 unless 5.4-4 applies. Such contributions, while allocable to Participants as described in this section, shall be credited to a Participant’s account only when actually received by the Trustee.
     5.4-3 Mid-year Terminations. A Participant whose mid-year severance of employment is on account of death, Disability or Retirement, who accumulated a Year of Service in such year prior to such severance, and whose entire Plan account remains undistributed as of the last day of the Plan Year of severance, shall share in the Employer Matching Contribution allocation for that year. Any other Participant whose employment with the Employer terminates during a Plan Year, and any year-end active Participant who fails to meet the Year of Service requirement, shall not share in the Employer Matching Contribution.

     5.4-4 Company Right to Modify. The Company, through action of the Board, reserves the right to modify the rate or amount of Matching Contributions at any time. The Company shall notify Participants in writing within a reasonable period of time before a change is effected.
     5.4-5 Highly Compensated Employee Allocation Restrictions. Effective for Plan Years commencing on and after January 1, 2002 and notwithstanding anything in 5.4 to the contrary, any Participant who is a Highly Compensated Employee and who is characterized as being “otherwise excludible” under Code section 410(b)(4) (i.e., one who has not met the requirements of Code section 410(a)(1)(A)) as of the last day of the Plan Year shall not receive an Employer Matching Contribution for that Plan Year, unless required by 12.4 if the Plan is “top heavy.”” [This provision relates to non-discrimination testing and affects a small group of employees.]
* * * *
IN WITNESS WHEREOF, pursuant to proper authority, this Amendment 2009-1 has been executed on behalf of the Company by its Executive Vice President Human Resources and Diversity Affairs, this 25th day of February, 2009.

Attest:	NORDSTROM, INC.

By:	By:	/s/ Delena Sunday

Delena Sunday

Title:		Executive Vice President, Human Resources and Diversity Affairs